Exhibit 99.1

FOR IMMEDIATE RELEASE

July 16, 2003

Owens & Minor’s Second Quarter 2003 Sales Advance 8%,

with 19% EPS Improvement

Significant progress in strategic initiatives also reported in Q2

Richmond, VA. . . .(NYSE-OMI) Owens & Minor reported that sales for the second quarter ended June 30, 2003, were $1.05 billion, up 8 percent, or $74.9 million, compared to the second quarter last year. Earnings per diluted common share (EPS) were $0.37, up 19 percent in comparison to $0.31 for the prior year quarter. For the same period, net income grew 18 percent to $13.6 million.

“These are truly outstanding results for the second quarter and year-to-date,” said G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor. “This momentum started in the third quarter last year, and continues. We continue to grow our business by penetrating existing accounts, thereby leveraging our current cost structure and improving productivity. We have also added some new business. What I love most is the spirit of our teammates, which is the engine that drives the train. We will work hard to have an excellent second half as well.”

Other Second Quarter Results

For the second quarter 2003, operating earnings remained consistent at 2.5 percent of net sales, compared to 2.5 percent in the same period of last year, even as the company made considerable investments in its strategic initiatives. This consistency in operating earnings resulted from strong sales trends, balanced by core business productivity improvements. The productivity improvements were demonstrated by gains in operating measurements such as lines picked per hour, sales per teammate, and sales per square foot of distribution space. Gross margin was 10.5 percent of net sales, down slightly from gross margin of 10.6 percent from the prior year quarter. Selling, general and administrative expenses (SG&A) were better than anticipated at 7.7 percent of net sales.

Asset management was strong for the second quarter, with significant improvement in days sales outstanding (DSO), and resulted in cash flow from operations of $34.8 million. Strong cash collections drove the improvement in DSO to 28.0 from 33.4 at the end of second quarter of 2002. Inventory turns for the quarter remained steady at 9.9 compared to 10.0 in last year’s second quarter.

1

“Sales have continued to increase this quarter, largely as a result of our ability to grow our strong relationships with existing customers,” said Craig R. Smith, president and chief operating officer of Owens & Minor. “At the same time, we managed our expenses very effectively with productivity improvements in the field operations, even as we made investments in our strategic initiatives. Also, during the quarter we signed a number of significant agreements that will move each of our strategic initiatives forward. Our team is rising to the opportunities we are seeing in the healthcare marketplace.”

Year-to-Date Results

For the six months ended June 30, 2003, sales were $2.07 billion compared to $1.95 billion for the comparable period in 2002, an increase of 6.5 percent. Net income was $26.5 million, up 19 percent from $22.3 million in the comparable period of 2002. Year-to-date, EPS was $0.72 compared to $0.60 in 2002, an increase of 20 percent.

Year-to-date, operating earnings were 2.5 percent of net sales, unchanged from the corresponding period in 2002, while both gross margin of 10.6 percent and SG&A of 7.7 percent were consistent with the comparable period of 2002. Cash flow from operations year-to-date was strong at $114.9 million.

Updated Outlook for 2003

Due to encouraging sales results and strong year-to-date performance, Owens & Minor is raising its financial guidance for 2003. The company anticipates sales growth in the 5 to 7 percent range. The company also now anticipates EPS for the year 2003 to be between $1.40 and $1.45.

Recent Highlights

OMSolutionsSM Signs The Children’s Hospital of Philadelphia. Through its OMSolutionsSM consulting group, Owens & Minor signed a comprehensive, five-year agreement with The Children’s Hospital of Philadelphia, ranked as the best pediatric hospital in the nation in a Child magazine survey. The innovative agreement includes materials management outsourcing, a five-year traditional distribution services agreement, and installation of WISDOM2SM, Owens & Minor’s award-winning data mining tool. Also, the agreement includes process improvement targets and provisions for ongoing benchmarking.

Owens & Minor recently announced that it has named Mark Van Sumeren as senior vice president, OMSolutionsSM. Van Sumeren, who brings twenty-four years of healthcare experience to Owens & Minor, joins the team from Cap Gemini Ernst & Young. He will assume his duties effective August 4, 2003.

Department of Defense’s (DOD) Defense Logistics Agency (DLA) Selects Owens & Minor. During the second quarter of 2003, Owens & Minor announced that it was chosen by the Department of Defense’s (DOD) Defense Logistics Agency (DLA) to cross-dock medical supplies bound for the DOD Central Command and European Command. In this activity-based fee arrangement, Owens & Minor is receiving and consolidating medical and surgical supplies from a variety of sources for shipment overseas to support a single military air bridge from the United States to the Middle East and

2

Europe. Owens & Minor was also named the Medical/Surgical Prime Vendor for Central Command. With this award Owens & Minor is now the sole prime vendor for distributed medical and surgical products bound for overseas military combat forces and overseas fixed-base medical treatment facilities outside of the Pacific Rim. The company anticipates that incremental sales from the Central Command award will exceed approximately $25 million annually.

HealthTrust Purchasing Group, LP (HPG) Names Owens & Minor as One of Three Authorized National Distributors. In the second quarter, Owens & Minor signed a five-year master distribution agreement with HealthTrust Purchasing Group, LP (HPG), a Nashville, Tennessee-based group purchasing organization. Under terms of this agreement, Owens & Minor is one of three national healthcare product distributors authorized to pursue distribution contracts with HPG. As one of the nation’s leading healthcare group purchasing organizations, HPG membership includes HCA, HMA, Triad, Lifepoint, Ardent, Quorum, Vanguard, as well as other members. The agreement is effective September 1, 2003.

Owens & Minor University (OMU) Opens Doors. In the second quarter, Owens & Minor University (OMU) opened its doors to students on April 23, 2003. In the last three months, OMU deans have appointed teammate advisory boards for the six different colleges, and more than 100 courses, offered both in the field and at the new teaching facility, are now available to teammates. Due to popular demand, course offerings have been expanded and faculty members have been added.

# # # # #

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the rate at which new business can be converted to the company, intense competitive pressures within the industry, the success of any strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Virginia, is the nation’s leading distributor of national name brand medical/surgical supplies. The company’s distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management and logistics. The company has also established itself as a leader in the development and use of technology. For news releases, more information about Owens & Minor, and virtual warehouse tours, visit the company’s Web site at www.owens-minor.com.

3

Conference Call and Webcast Information: The second quarter conference call is scheduled for Thursday, July 17, 2003 at 8:30am EDT. The telephone number for the conference call is: 800-923-4207; no access code is required. A playback of the call will be available for five business days at 800-252-6030 with access code #13206138. The conference call will also be Webcast at www.owens-minor.com under the Investor Relations section.

Contact: Jeff Kaczka, Senior Vice President & CFO, 804-965-5896; Richard F. Bozard, Vice President, Treasurer, 804-965-2921; or Trudi Allcott, Manager, Communications, 804-935-4291.

# # # #

4

Page Five

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended June 30,
	2003	% of Sales	2002	% of Sales	% Fav(Unfav)
Net sales	$1,054,502	100.0%	$979,557	100.0%	7.7%
Cost of goods sold	943,309	89.5	876,140	89.4	(7.7)

Gross margin	111,193	10.5	103,417	10.6	7.5
Selling, general and administrative expenses	81,112	7.7	74,894	7.6	(8.3)
Depreciation and amortization	3,952	0.4	3,928	0.4	(0.6)
Restructuring credit	—	—	(185)	(0.0)	n/m

Operating earnings	26,129	2.5	24,780	2.5	5.4
Interest expense, net	2,202	0.2	2,775	0.3	20.6
Discount on accounts receivable securitization	178	0.0	938	0.1	81.0
Distributions on mandatorily redeemable preferred securities	1,402	0.1	1,774	0.2	21.0

Income before income taxes	22,347	2.1	19,293	2.0	15.8
Income tax provision	8,759	0.8	7,814	0.8	(12.1)

Net income	$13,588	1.3%	$11,479	1.2%	18.4%

Net income per basic common share	$0.41		$0.34
Net income per diluted common share	$0.37		$0.31
Weighted average shares – basic	33,383		33,806
Weighted average shares – diluted	39,016		40,851

	Six Months Ended June 30,
	2003	% of Sales	2002	% of Sales	% Fav(Unfav)
Net sales	$2,072,471	100.0%	$1,946,240	100.0%	6.5%
Cost of goods sold	1,852,968	89.4	1,739,792	89.4	(6.5)

Gross margin	219,503	10.6	206,448	10.6	6.3
Selling, general and administrative expenses	159,972	7.7	150,618	7.7	(6.2)
Depreciation and amortization	7,933	0.4	7,909	0.4	(0.3)
Restructuring credit	—	—	(185)	(0.0)	n/m

Operating earnings	51,598	2.5	48,106	2.5	7.3
Interest expense, net	4,768	0.2	5,703	0.3	16.4
Discount on accounts receivable securitization	382	0.0	1,377	0.1	72.3
Distributions on mandatorily redeemable preferred securities	2,898	0.1	3,548	0.2	18.3

Income before income taxes	43,550	2.1	37,478	1.9	16.2
Income tax provision	17,071	0.8	15,179	0.8	(12.5)

Net income	$26,479	1.3%	$22,299	1.1%	18.7%

Net income per basic common share	$0.79		$0.66
Net income per diluted common share	$0.72		$0.60
Weighted average shares – basic	33,458		33,757
Weighted average shares – diluted	39,278		40,802

Page Six

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets
Cash and cash equivalents	$18,535	$3,361
Accounts and notes receivable, net	322,314	354,856
Merchandise inventories	391,183	351,835
Other current assets	21,787	19,701

Total current assets	753,819	729,753
Property and equipment, net	20,617	21,808
Goodwill	198,139	198,139
Other assets, net	59,218	59,777

Total assets	$1,031,793	$1,009,477

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$318,387	$259,597
Accrued payroll and related liabilities	12,225	12,985
Other accrued liabilities	69,255	72,148

Total current liabilities	399,867	344,730
Long-term debt	213,698	240,185
Other liabilities	28,831	27,975

Total liabilities	642,396	612,890

Mandatorily redeemable preferred securities	104,378	125,150

Shareholders’ equity
Common stock	67,454	68,226
Paid-in capital	23,736	30,134
Retained earnings	200,319	179,554
Accumulated other comprehensive loss	(6,490)	(6,477)

Total shareholders’ equity	285,019	271,437

Total liabilities and shareholders’ equity	$1,031,793	$1,009,477

Page Seven

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2003	2002
Operating activities
Net income	$26,479	$22,299
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,933	7,909
Restructuring credit	—	(185)
Provision for LIFO reserve	2,870	3,460
Provision for losses on accounts and notes receivable	1,380	1,328
Changes in operating assets and liabilities:
Accounts and notes receivable, excluding sales of receivables	31,162	(11,260)
Net decrease in receivables sold	—	(70,000)
Merchandise inventories	(42,218)	25,188
Accounts payable	88,790	25,403
Net change in other current assets and current liabilities	(5,739)	(5,060)
Other liabilities	865	700
Other, net	3,378	2,191

Cash provided by operating activities	114,900	1,973

Investing activities
Additions to property and equipment	(2,615)	(2,600)
Additions to computer software	(5,106)	(2,654)
Other, net	25	(6)

Cash used for investing activities	(7,696)	(5,260)

Financing activities
Payments to repurchase mandatorily redeemable preferred securities	(20,412)	—
Payments to repurchase common stock	(10,884)	—
Net payments on revolving credit facility	(27,900)	—
Cash dividends paid	(5,714)	(5,110)
Proceeds from exercise of stock options	2,880	1,919
Increase (decrease) in drafts payable	(30,000)	16,500
Other, net	—	687

Cash provided by (used for) financing activities	(92,030)	13,996

Net increase in cash and cash equivalents	15,174	10,709
Cash and cash equivalents at beginning of period	3,361	953

Cash and cash equivalents at end of period	$18,535	$11,662

Page Eight

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	06/30/2003	03/31/2003	12/31/2002	09/30/2002	06/30/2002
Operating results:
Net sales	$1,054,502	$1,017,969	$1,021,088	$992,453	$979,557

Gross margin as a percent of net sales	10.5%	10.6%	10.6%	10.6%	10.6%

SG&A expenses as a percent of net sales (1)	7.7%	7.7%	7.6%	7.9%	7.6%

Operating earnings as a percent of net sales (1)	2.5%	2.5%	2.6%	2.3%	2.5%

Net income (1)	$13,588	$12,891	$14,231	$10,737	$11,479

Net income per basic common share (1)	$0.41	$0.38	$0.42	$0.32	$0.34

Net income per diluted common share (1)	$0.37	$0.35	$0.38	$0.29	$0.31

Accounts receivable:
Accounts and notes receivable, net	$322,314	$340,590	$354,856	$336,991	$344,167

Days sales outstanding	28.0	30.8	32.0	32.1	33.4

Inventory:
Merchandise inventories	$391,183	$370,782	$351,835	$350,877	$360,856

Average inventory turnover	9.9	10.2	10.3	9.9	10.0

Financing:
Debt	$213,698	$224,076	$240,185	$211,993	$205,242

Mandatorily redeemable preferred securities	$104,378	$104,378	$125,150	$132,000	$132,000

Stock information:
Cash dividends per common share	$0.09	$0.08	$0.08	$0.08	$0.08

Stock price at quarter-end	$22.35	$17.55	$16.42	$14.29	$19.76

(1)	Includes a charge of $3.0 million related to the cancellation of the company's contract for mainframe computer services in the third quarter of 2002. This charge decreased net income by $1.8 million.